                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                  AMENDMENT TO
              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)                 January 4, 2001


                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
             (Exact name of registrant as specified in its charter)


           Colorado                        0-21736               84-1158484
-------------------------------   ------------------------   -------------------
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)



240 Main Street
Post Office Box 21
Black Hawk, Colorado                                               80422
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code:               (303) 582-1117
                                                                  --------------


                                    No Change
       ------------------------------------------------------------------
       Former name or former address if changed since date of last filing

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits.

         On January 4, 2001, the registrant acquired substantially all of the assets of the Gold Dust Motel, Inc. and reported the acquisition on Form 8-K filed January 10, 2001. The purchase price of $26.5 million was financed under the registrant's credit facility with a bank syndicate led by Wells Fargo Bank, N.A. Black Hawk Gaming & Development Company, Inc. (the Company) also incurred $696,000 in transaction costs associated with the purchase. This amendment to that filing includes the Financial Statements which were required to be filed in connection with the acquisition under this Item 7.

         The following unaudited pro forma condensed combined balance sheet gives affect to the acquisition of the assets and business of Gold Dust Motel, Inc. as if the transaction occurred on September 30, 2000. The following unaudited pro forma condensed combined statements of income for the year ended December 31, 1999 and nine months ended September 30, 2000, combine the historical results of operations of the Company and Gold Dust Motel, Inc. and assume that the acquisition had been effective as of the beginning of each respective period. The pro forma adjustments are based upon the estimated fair value of the assets acquired at December 31, 2000 and are based on preliminary estimates, evaluations and other data which are currently available and may change as a result of information gained subsequent to the filing of this report.

         The pro forma condensed statements of income are not necessarily indicative of the actual results which would have occurred had the acquisition been consummated at the beginning of such periods, or of future consolidated operations of the Company.

         The pro forma financial information has been prepared by the Company and all calculations have been made by the Company based upon assumptions deemed appropriate by the Company. Certain of these assumptions are set forth under the notes to the unaudited pro forma condensed combined balance sheet and combined income statements. These statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Gold Dust West, Inc.

(a)(b)            FINANCIAL STATEMENTS:                                 Page No.
                                                                        --------
                  (a.)     Pro Forma Condensed Combined
                           Balance Sheet September 30, 2000
                           (unaudited)                                      2

                  (b.)     Pro Forma Condensed Combined
                           Statement of Income for the year ended
                           December 31, 1999 (unaudited)                    3

                  (c.)     Pro Forma Condensed Combined
                           Statement of Income for the nine months
                           ended September 30, 2000 (unaudited)             4

                  (d.)     Notes to unaudited Pro Forma Condensed
                           Combined Financial Statements.                   5

                  (e.)     Gold Dust Motel, Inc.
                           Financial Statements and Report
                           of Independent Certified Public
                           Accountants at June 30, 2000
                           and Balance Sheet at
                           December 31, 2000 (unaudited)
                           Statements of Earnings for the
                           year ended June 30, 2000 and for the
                           six months ended December 31, 2000 (unaudited)
                           and 1999 (unaudited)                           6 to 22

(c)      Exhibits. None

                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)

                                                     BHWK            GDW
                                                SEPTEMBER 30,    DECEMBER 31,             PRO FORMA        PRO FORMA
                                                     2000            2000       ENTRY    ADJUSTMENTS       COMBINED
                                                -------------    ------------   -----   --------------   -------------
ASSETS

Cash and other current assets                   $  11,060,041    $  1,756,321    (a)          141,000    $  12,393,041
                                                                                 (b)       (1,756,321)
                                                                                 (d)        1,101,000
                                                                                 (e)           91,000

Land                                               15,239,426                    (a)        3,560,000       18,799,426

Gaming facilities                                  63,063,953       5,670,084    (a)        2,091,916       70,825,953

Goodwill, net of accumulated amortization           5,486,862                    (a)       15,733,000       21,219,862

Note receivable - stockholder                                       2,630,180    (b)       (2,630,180)

Leasehold property rights                                             926,131    (b)         (926,131)

Other assets                                        3,505,924         214,418    (c)          482,500        2,701,424
                                                                                 (e)       (1,287,000)
                                                                                 (b)         (214,418)
                                                -------------    ------------           -------------    -------------

TOTAL                                           $  98,356,206    $ 11,197,134           $  16,386,366    $ 125,939,706
                                                =============    ============           =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts Payable and other current liabilities     10,473,491         327,246    (b)         (327,246)      10,473,491

Long-term debt and other liabilities               37,589,248       9,677,398    (a)       26,000,000       65,172,748
                                                                                 (c)          482,500
                                                                                 (d)        1,101,000
                                                                                 (b)       (9,677,398)
                                                -------------    ------------           -------------    -------------

      Total liabilities                            48,062,739      10,004,644              17,578,856       75,646,239

Minority Interest                                   8,847,582                                                8,847,582

Stockholders' equity                               41,445,885       1,192,490    (b)       (1,192,490)      41,445,885
                                                -------------    ------------           -------------    -------------

TOTAL                                           $  98,356,206    $ 11,197,134           $  16,386,366    $ 125,939,706
                                                =============    ============           =============    =============

               See accompanying notes to the unaudited pro forma
                    condensed combined financial statements.

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (UNAUDITED)

                                                         BHWK           GDW
                                                     DECEMBER 31,   DECEMBER 31,            PRO FORMA      PRO FORMA
                                                         1999          1999        ENTRY   ADJUSTMENTS      COMBINED
                                                     ------------   ------------   -----   -----------    ------------

REVENUES:
  Casino revenue                                     $ 81,902,996   $ 16,052,413                          $ 97,955,409
  Food and beverage revenue                             8,827,171      1,936,035                            10,763,206
  Hotel revenue                                         1,106,287        396,048                             1,502,335
  Interest and other                                      985,051        418,494    (f)       (322,197)      1,081,348
                                                     ------------   ------------           -----------    ------------
      Total revenues                                   92,821,505     18,802,990              (322,197)    111,302,298

      Promotional allowances                            6,079,643        953,364                             7,033,007
                                                     ------------   ------------                          ------------

      Net revenues                                     86,741,862     17,849,626              (322,197)    104,269,291
                                                     ------------   ------------           -----------    ------------

COSTS AND EXPENSES:
  Casino operations                                    25,080,864      3,481,141                            28,562,005
  Food and beverage operations                          8,624,562      2,177,527                            10,802,089
  Hotel operations                                        596,486        205,703                               802,189
  Marketing, general and administrative                33,207,131      6,805,322    (g)       (574,199)     39,317,145
                                                                                    (h)       (121,109)
  Interest                                              4,287,645      1,208,744    (i)      1,135,327       6,631,716
  Depreciation and amortization                         4,825,659      1,107,003    (j)        743,856       6,676,518
                                                     ------------   ------------           -----------    ------------

      Total costs and expenses                         76,622,347     14,985,440             1,183,875      92,791,662
                                                     ------------   ------------           -----------    ------------

MINORITY INTEREST                                      (1,767,717)                                          (1,767,717)
                                                     ------------   ------------           -----------    ------------

INCOME BEFORE INCOME TAXES                              8,351,798      2,864,186            (1,506,072)      9,709,912

INCOME TAXES                                            2,929,000                   (k)        502,502       3,431,502
                                                     ------------   ------------           -----------    ------------

NET INCOME                                           $  5,422,798   $  2,864,186           $(2,008,574)   $  6,278,410
                                                     ============   ============           ===========    ============

BASIC EARNINGS PER SHARE                             $       1.32                                         $       1.53

Dilutive effect of outstanding options                      (0.02)                                               (0.03)
                                                     ------------                                         ------------

DILUTED EARNINGS PER SHARE                           $       1.30                                         $       1.50
                                                     ============                                         ============


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

     BASIC                                              4,101,075                                            4,101,075

     Dilutive effect of outstanding options                82,444                                               82,444
                                                     ------------                                         ------------

     DILUTED                                            4,183,519                                            4,183,519
                                                     ============                                         ============

               See accompanying notes to the unaudited pro forma
                    condensed combined financial statements.

                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                         BHWK           GDW
                                                     SEPTEMBER 30,  SEPTEMBER 30,           PRO FORMA      PRO FORMA
                                                         2000           2000       ENTRY   ADJUSTMENTS      COMBINED
                                                     -------------  -------------  -----   -----------    ------------

REVENUES:
  Casino revenue                                     $ 63,180,345   $ 12,946,488                          $ 76,126,833
  Food and beverage revenue                             7,023,088      1,610,863                             8,633,951
  Hotel revenue                                           826,057        346,103                             1,172,160
  Interest and other                                      719,335        312,509    (f)       (241,648)        790,196
                                                     ------------   ------------           -----------    ------------
      Total revenues                                   71,748,825     15,215,963              (241,648)     86,723,140

      Promotional allowances                            4,998,263        706,004                             5,704,267
                                                     ------------   ------------                          ------------

      Net revenues                                     66,750,562     14,509,959              (241,648)     81,018,873
                                                     ------------   ------------           -----------    ------------

COSTS AND EXPENSES:
  Casino operations                                    19,458,361      2,904,116                            22,362,477
  Food and beverage operations                          6,215,362      1,811,795                             8,027,157
  Hotel operations                                        539,580        179,762                               719,342
  Marketing, general and administrative                24,824,159      5,677,289    (g)       (430,650)     30,057,298
                                                                                    (h)        (13,500)
  Interest                                              2,610,207        786,312    (i)        971,741       4,368,260
  Depreciation and amortization                         3,689,808        992,916    (j)        395,228       5,077,952
                                                     ------------   ------------           -----------    ------------

      Total costs and expenses                         57,337,477     12,352,190               922,819      70,612,486
                                                     ------------   ------------           -----------    ------------

MINORITY INTEREST                                      (1,843,578)                                          (1,843,578)
                                                     ------------   ------------           -----------    ------------

INCOME BEFORE INCOME TAXES                              7,569,507      2,157,769            (1,164,467)      8,562,809

INCOME TAXES                                            2,725,023                   (k)        367,522       3,092,545
                                                     ------------   ------------           -----------    ------------

NET INCOME                                           $  4,844,484   $  2,157,769           $(1,531,989)   $  5,470,264
                                                     ============   ============           ===========    ============

BASIC EARNINGS PER SHARE                             $       1.18                                         $       1.33

Dilutive effect of outstanding options                      (0.01)                                               (0.01)
                                                     ------------                                         ------------

DILUTED EARNINGS PER SHARE                           $       1.17                                         $       1.32
                                                     ============                                         ============


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

     BASIC                                              4,116,407                                            4,116,407

     Dilutive effect of outstanding options                38,705                                               38,705
                                                     ------------                                         ------------

     DILUTED                                            4,155,112                                            4,155,112
                                                     ============                                         ============

               See accompanying notes to the unaudited pro forma
                    condensed combined financial statements.

                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


The pro forma adjustments contained in the accompanying unaudited pro forma condensed combined financial statements give effect to the following:

(a) Reflects the adjustment for cash, inventory, and prepaid expenses received ($141,000); adjustment for the fair value of land received (held under leasehold property rights and other leases by Gold Dust Motel, Inc.) ($3,560,000); adjustment of net book value of property and equipment to fair value ($2,091,916); the allocation to intangible assets of the excess purchase price and estimated transaction costs of $696,000 over the fair value of net assets acquired ($15,733,000); and the estimated debt incurred for the acquisition ($26,000,000).

(b) Reflects the elimination of assets not acquired and liabilities and stockholders' equity not assumed.

(c) To record estimated bank refinancing fees and associated debt incurred for the first amendment to the Company's credit agreement ($482,500).

(d) To record the estimated cash and coin placed at the Casino and the associated draw on the Company's credit facility ($1,101,000).

(e) Reflects the allocation of prepaid licensing costs of $91,000 to current assets, and the allocation of the $500,000 cash deposit paid on the purchase price, and transaction costs totaling $696,000 to goodwill.

(f) Reflects the elimination of interest income associated with the note receivable from stockholder not assumed in the purchase.

(g) Reflects the elimination of lease payments and rent paid to the sole stockholder under leasehold property rights and other leases. The title to the leased and rented property owned by the sole stockholder transferred to the new owner at closing.

(h) Reflects the elimination of various expense allowances paid on behalf of the sole stockholder.

(i) Reflects the adjustment to interest expense on borrowings from the Bank Credit Facility net of interest expense related to Gold Dust Motel, Inc. debt not assumed by the Company at an assumed interest rate of 8.375%.

(j) Reflects the adjustment to depreciation of gaming facilities and amortization of goodwill and debt issue costs based on the allocation of the purchase price with assumed useful lives of 39 years for the building and improvements, 5 years for the furniture, fixtures and equipment, and 15 years for the intangible assets, and forty months for the debt issue costs.

(k) Reflects the adjustment for estimated income tax expense at an assumed rate of 37%.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                                    CONTENTS


                                                                            PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................   8


FINANCIAL STATEMENTS

      Balance Sheets........................................................   9

      Statements of Earnings................................................  10

      Statements of Stockholder's Equity and Comprehensive Income...........  11

      Statements of Cash Flows..............................................  12

      Notes to Financial Statements.........................................  13

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


BOARD OF DIRECTORS
GOLD DUST MOTEL, INC.,
DBA GOLD DUST WEST


We have audited the accompanying balance sheet of Gold Dust Motel, Inc. (a Nevada corporation), dba Gold Dust West as of June 30, 2000, and the related statements of earnings, stockholder's equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gold Dust Motel, Inc., dba Gold Dust West as of June 30, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Grant Thornton LLP

Reno, Nevada
August 11, 2000

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                                 BALANCE SHEETS

                                                        JUNE 30,    DECEMBER 31,
                              ASSETS                      2000          2000
                                                      -----------   -----------
                                                                    (Unaudited)
CURRENT ASSETS
     Cash and cash equivalents                        $ 1,265,822   $ 1,218,514
     Accounts receivable                                  112,674       108,492
     Due from related parties                                 515           416
     Inventory                                             83,893        71,595
     Prepaid expenses                                     416,000       357,304
                                                      -----------   -----------
            Total current assets                        1,878,904     1,756,321

PROPERTY AND EQUIPMENT, NET OF
ACCUMULATED DEPRECIATION                                6,043,772     5,670,084

NOTE RECEIVABLE - STOCKHOLDER                           2,630,180     2,630,180

LEASEHOLD PROPERTY RIGHTS                                 944,101       926,131

OTHER ASSETS                                              200,946       214,418
                                                      -----------   -----------

                                                      $11,697,903   $11,197,134
                                                      ===========   ===========

                         LIABILITIES AND
                      STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Current maturities of long-term debt             $     4,637   $        --
     Current maturities of capital lease obligation         5,234         5,690
     Accounts payable and accrued liabilities             322,227       267,373
     Provision for progressive slot machine
      payoffs - current                                    54,183        54,183
                                                      -----------   -----------
            Total current liabilities                     386,281       327,246

LONG-TERM DEBT, LESS CURRENT MATURITIES                 9,280,907     9,226,774

LONG-TERM CAPITAL LEASE
OBLIGATION, LESS CURRENT MATURITIES                       394,058       391,094

PROVISION FOR PROGRESSIVE SLOT
MACHINE PAYOFFS - LONG-TERM                                59,530        59,530

STOCKHOLDER'S EQUITY                                    1,577,127     1,192,490
                                                      -----------   -----------

                                                      $11,697,903   $11,197,134
                                                      ===========   ===========

                 GOLD DUST MOTEL, INC.,
                   DBA GOLD DUST WEST

                 STATEMENTS OF EARNINGS

                                                                  SIX MONTHS ENDED
                                              YEAR ENDED             DECEMBER 31,
                                               JUNE 30,      ----------------------------
                                                 2000            1999            2000
                                             ------------    ------------    ------------
                                                             (Unaudited)     (Unaudited)
GROSS REVENUES
     Casino operations                       $ 16,934,071    $  8,306,761    $  8,634,674
     Food and beverage operations               1,905,909         940,423       1,182,331
     Motel revenue                                444,865         232,148         248,754
     Other revenue                                  8,918           5,316             250
                                             ------------    ------------    ------------
                                               19,293,763       9,484,648      10,066,009
     Less promotional allowances                 (915,790)       (537,828)       (563,377)
                                             ------------    ------------    ------------
           Net revenues                        18,377,973       8,946,820       9,502,632
                                             ------------    ------------    ------------

COSTS AND EXPENSES
     Casino operations                          3,592,597       1,809,127       2,088,684
     Food and beverage operations               2,133,133       1,284,318       1,566,911
     Motel operations                             248,911         132,579         123,351
     Marketing, general and administrative      7,161,726       3,129,042       3,537,035
     Depreciation  and amortization             1,265,943         616,478         674,423
                                             ------------    ------------    ------------
                                               14,402,310       6,971,544       7,990,404
                                             ------------    ------------    ------------

           Earnings from operations             3,975,663       1,975,276       1,512,228
                                             ------------    ------------    ------------

OTHER INCOME (EXPENSE)
     Interest income                              326,733         164,558         161,140
     Interest expense                          (1,156,402)       (600,134)       (492,148)
     Other, net                                    83,049          53,730          60,193
                                             ------------    ------------    ------------
                                                 (746,620)       (381,846)       (270,815)
                                             ------------    ------------    ------------

           NET EARNINGS                      $  3,229,043    $  1,593,430    $  1,241,413
                                             ============    ============    ============

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                            AND COMPREHENSIVE INCOME

  YEAR ENDED JUNE 30, 2000 AND SIX MONTHS ENDED DECEMBER 31, 2000 (UNAUDITED)

                                  COMMON STOCK,
                                    PAR VALUE
                                  $1 PER SHARE
                                 (25,000 SHARES
                                   AUTHORIZED;                                          ACCUMULATED
                                  1,000 SHARES      ADDITIONAL                             OTHER
                                   ISSUED AND         PAID-IN         ACCUMULATED      COMPREHENSIVE
                                  OUTSTANDING)        CAPITAL           DEFICIT           INCOME               TOTAL
                                 --------------     -----------       -----------      -------------        -----------

BALANCE, JUNE 30, 1999            $     1,000       $ 6,849,450       $(6,005,202)       $    31,736        $   876,984

Net earnings                               --                --         3,229,043                 --          3,229,043

Reclassification adjustment                --                --                --            (31,736)           (31,736)
                                                                                                            -----------

Total comprehensive income                                                                                    3,197,307

Dividends                                  --                --        (2,497,164)                --         (2,497,164)
                                  -----------       -----------       -----------        -----------        -----------

BALANCE, JUNE 30, 2000                  1,000         6,849,450        (5,273,323)                --          1,577,127

Net earnings                               --                --         1,241,413                 --          1,241,413

Dividends                                  --                --        (1,626,050)                --         (1,626,050)
                                  -----------       -----------       -----------        -----------        -----------

BALANCE, DECEMBER 31, 2000
(UNAUDITED)                       $     1,000       $ 6,849,450       $(5,657,960)       $        --        $ 1,192,490
                                  ===========       ===========       ===========        ===========        ===========

                      GOLD DUST MOTEL, INC.,
                        DBA GOLD DUST WEST

                     STATEMENTS OF CASH FLOWS

                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED            DECEMBER 31,
                                                             JUNE 30,      --------------------------
                                                               2000           1999           2000
                                                            -----------    -----------    -----------
                                                                           (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net earnings                                          $ 3,229,043    $ 1,593,430    $ 1,241,413
                                                            -----------    -----------    -----------
      Adjustments to reconcile net earnings to net
       cash provided by operating activities:
          Depreciation and amortization                       1,265,943        616,478        674,423
          (Gain) loss on sale of equipment                       10,526           (179)            --
          (Gain) loss on sale of investments                    (17,677)       (17,677)            --
      Changes in:
          Accounts receivable                                    13,495         19,942          4,182
          Due from related parties                                  (71)           (39)            99
          Inventory                                             (21,906)       (10,539)        12,298
          Prepaids                                               31,919         50,996         58,696
          Other assets                                          (58,329)            --        (34,424)
          Accounts payable and accrued liabilities               13,449       (117,824)       (54,854)
                                                            -----------    -----------    -----------
                Total adjustments                             1,237,349        541,158        660,420
                                                            -----------    -----------    -----------

                Net cash provided by operating activities     4,466,392      2,134,588      1,901,833
                                                            -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of investment                          162,066        162,066             --
      Purchase of investments                                       (56)           (56)            --
      Proceeds from sales of property and equipment              10,200         17,184             --
      Capital expenditures                                   (1,259,887)      (931,504)      (261,813)
                                                            -----------    -----------    -----------
                Net cash used in investing activities        (1,087,677)      (752,310)      (261,813)
                                                            -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Principal payments on long-term debt                   (7,195,786)        (3,551)       (58,770)
      Principal payments on capital lease obligations            (4,408)        (2,112)        (2,508)
      Proceeds from issuance of long-term debt                5,969,393             --             --
      Loan fees on issuance of long-term debt                   (16,392)            --             --
      Dividend payments                                      (2,497,164)      (858,631)    (1,626,050)
                                                            -----------    -----------    -----------
                Net cash used in financing activities        (3,744,357)      (864,294)    (1,687,328)
                                                            -----------    -----------    -----------

                NET INCREASE (DECREASE) IN
                CASH AND CASH EQUIVALENTS                      (365,642)       517,984        (47,308)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                1,631,464      1,631,464      1,265,822
                                                            -----------    -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                    $ 1,265,822    $ 2,149,448    $ 1,218,514
                                                            ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the year for interest                $ 1,156,402    $   600,134    $   492,148
                                                            ===========    ===========    ===========

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE A - SUMMARY OF ACCOUNTING POLICIES

     Gold Dust Motel, Inc., dba Gold Dust West (the Company) is located in Reno, Nevada, and its operations are principally in the gaming, hotel, bar and restaurant industries. The majority of the Company's revenue is derived through its gaming operations, which consists of slot machines. The primary markets served by the Company are the local area, including Northern Nevada, and Northern California.

     In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the accounting period. Actual results may differ from those estimates.

     A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

     1. INTERIM FINANCIAL STATEMENTS

     The financial statements as of December 31, 2000 and for the six months ended December 31, 2000 and 1999 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for such period have been included. The results for the six months ended December 31, 2000 are not necessarily indicative of results that may be expected for the year ended June 30, 2001.

     2. CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers money market accounts to be cash equivalents.

     3. ACCOUNTS RECEIVABLE

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

     4. INVESTMENT IN DEBT AND EQUITY SECURITIES

     Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale, along with the Company's investment in equity securities. Securities available for sale are carried at fair value, with the unrealized gains and losses reported in accumulated other comprehensive income. Debt and equity securities that are bought principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. At June 30, 2000, the Company had sold all of its investments (Note B). The Company uses the specific identification method to determine the cost of securities sold.

     5. INVENTORY

     Inventory is stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method.

     6. DEPRECIATION AND AMORTIZATION

     Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis over five to ten years. The leased motel building capitalized is amortized over the term of the lease on a straight-line basis. Leasehold improvements are amortized over the estimated service lives of the improvements on a straight-line basis.

     7. LOAN COSTS

     Loan costs of $121,445 and $100,495 at June 30, 2000 and December 31, 2000, respectively, incurred in connection with the Company's refinancing of its long-term debt are being amortized on the effective interest method over the term of the loan and included in other assets on the Balance Sheet.

     8. LEASEHOLD PROPERTY RIGHTS

     Leasehold property rights are being amortized on a straight-line basis over a 40-year period.

     9. PROVISION FOR PROGRESSIVE SLOT MACHINE PAYOFFS

     Slot revenues are reduced by the provision made for the anticipated jackpots on slot machines with progressive payoffs.

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

     10. CASINO REVENUE AND PROMOTIONAL ALLOWANCES

     In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Promotional allowances consist principally of the retail value of complimentary rooms, food, beverage, and other promotional allowances provided to customers without charge. The estimated costs of providing such complimentary services have been classified as casino operating expenses through interdepartmental allocations as follows:

                        SIX MONTHS ENDED
          YEAR ENDED      DECEMBER 31,
           JUNE 30,   -------------------
             2000       2000       1999
          ----------  --------   --------

Food       $ 64,778   $ 60,121   $ 29,560
Beverage    103,865    151,556    103,629
           --------   --------   --------

           $168,643   $211,677   $133,189

           ========   ========   ========

     11. CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit. The Company maintains its cash on deposit in bank deposit accounts which, at times, may exceed Federally insured limits. The Company believes it is not exposed to any significant risk on cash on deposit. Cash on deposit at June 30, 2000 and December 31, 2000 was $152,305 and $13,654, respectively.

     The Company is subject to the risks inherent in the gaming industry which include, among other things, a decline in tourism, a downturn in the economy, and increased competition from gaming properties in the area.

     12. INCOME TAX

     No income tax provision has been included in the financial statements since income or loss and income tax credits are attributed to the stockholder pursuant to an election under Subchapter S of the Internal Revenue Code.

     13. ADVERTISING COSTS

     The Company's policy is to expense advertising costs as they are incurred. Advertising expense for the year ended June 30, 2000 and for the six month periods ended December 31, 2000 and 1999 was $656,149, $283,008 and $294,447, respectively.

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

     14. IMPAIRMENT OF LONG-LIVED ASSETS

     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

     15. RECENT PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenues in financial statements and requires adoption no later than the fourth quarter of fiscal 2001. The Company has evaluated the impact of SAB 101 and its related interpretations and determined that it will not have a material effect on the Company's financial position and results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivatives and Hedging Activities ("SFAS 133"), as amended. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. We do not expect such adoption to have a material effect on our financial statements.

     16. FAIR VALUE OF FINANCIAL STATEMENTS

     The Financial Accounting Standards Board's Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires the determination of fair value of certain of the Company's assets. The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

          a. CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value because of the relatively short maturity of these instruments.

          b. LONG-TERM DEBT. The carrying amount approximates fair value based on quoted market prices for the same or similar issues or current rates offered to the Company for debt with the same or similar remaining maturities and terms.

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE B - INVESTMENTS

     The following is a summary of available-for-sale securities:

                                                                 ESTIMATED
                                                   UNREALIZED      FAIR
                                          COST     GAIN/LOSS       VALUE
                                        --------   ----------    ---------
Available-for-sale securities:
     Debt and equity securities at:
           June 30, 2000                $    -0-    $    -0-      $    -0-
                                        =======     =======       =======

     The change in the net unrealized gain for the year ended June 30, 2000 was $(31,736).

     For the year ended June 30, 2000, the Company did not hold any investments classified as trading securities. Accordingly, no unrealized gains or losses have been included in the determination of net earnings.


NOTE C - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at June 30, 2000:

Leased motel building capitalized              $   426,592
Gaming equipment                                 3,320,850
Gaming leasehold improvements                    4,839,323
Furniture and equipment                          1,326,016
Restaurant and bar equipment                       511,980
Motel furnishings and leasehold improvements       436,238
Automobiles and trucks                              28,577
Land improvements                                   11,850
Construction in progress                            23,612
                                               -----------
                                                10,925,038
                                               -----------

Accumulated depreciation                        (5,425,996)
Accumulated amortization on capitalized
 leased assets                                    (223,855)
                                               -----------
                                                (5,425,996)
                                               -----------

Land                                               768,585
                                               -----------

                                               $ 6,043,772
                                               ===========

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE D - NOTE RECEIVABLE - STOCKHOLDER

     The note receivable - stockholder is an unsecured promissory note due from the sole stock-holder of the Company. Interest is payable monthly at an annual rate of 12.25%. Any outstanding principal and accrued interest are due August 1, 2003. Approximately $322,000, $161,000, and $161,000 of
     interest income was attributable to this note for the year ended June 30, 2000 and the six month periods ended December 31, 2000 and 1999, respectively.


NOTE E - LEASEHOLD PROPERTY RIGHTS

     Leasehold property rights arose from the acquisition of the assets and liabilities of a partnership and are attributable to a long-term lease by the Corporation (note G).


NOTE F - LONG-TERM DEBT

     Long-term debt consist of the following at June 30, 2000:

Wells Fargo Bank              $ 6,280,907
David R. Belding                3,000,000
Equipment contracts payable         4,637
                              -----------
                              $ 9,285,544
Current maturities                 (4,637)
                              -----------

                              $ 9,280,907
                              ===========

     The aggregate amount of long-term obligations maturing subsequent to June 30, 2000, is as follows:

Years ending June 30,
         2001           $     4,637
         2002                    --
         2003             9,280,907
                        -----------

                          9,285,544
                        ===========

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE F - LONG-TERM DEBT - Continued

     WELLS FARGO BANK

     On March 30, 1998, the Company entered into a loan agreement with Wells Fargo Bank, whereby the bank provided the Company with a $5,500,000 revolving credit facility. The loan agreement was amended April 19, 2000 to allow a $7,500,000 revolving credit facility of which $2,000,000 was paid towards the David R. Belding Term Note (see below). The advanced but unpaid principal balance under the credit facility as of June 30, 2000 was $6,280,907. The Company may borrow funds up to predetermined maximum principal balances. The annual year-end maximum principal balances are as follows:

                           MAXIMUM
                          PRINCIPAL
                           BALANCE
                         -----------
Years ending June 30,
         2001            $ 7,000,000
         2002              6,625,000

     Periodic principal payments are required in amounts which are sufficient to reduce the outstanding principal balance to predetermined maximum principal balances, as indicated in the schedule above. The entire unpaid advanced principal balance is due and payable on October 1, 2002.

     In accordance with the terms of the loan agreement, the Company was granted an option to cause portions, or all of the outstanding principal balance to accrue at a rate equal to prime plus an applicable rate or the London Inter-Bank Offering Rate (LIBOR) plus an applicable rate. The rate is determined based on the Company's ratio of funded debt to earnings before interest, depreciation and amortization as of the end of each quarter. At June 30, 2000, $3,000,000 of the outstanding balance was accruing interest at LIBOR plus 2.0%, and the remaining balance was accruing interest at prime plus .75% (8.8125% and 10.25%, respectively). At December 31, 2000, the entire balance was accruing interest at prime plus .75% (10.25% at December 31, 2000).

     This loan is secured by a deed of trust and assignment of certain space leases, contracts, rents, revenues, permits, licenses and contracts. The loan agreement also contains covenants which require the Company to make certain capital expenditures and require the Company to maintain certain financial ratios. The Company is in compliance with all loan covenants as of June 30, 2000 and December 31, 2000.

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE F - LONG-TERM DEBT - Continued

     DAVID R. BELDING TERM NOTE

     On March 30, 1998, the Company entered into a loan agreement with David R. Belding, an unrelated third party, whereby the Company was provided $5,000,000 with payments of interest only until April 1, 2003, at which time the entire unpaid principal and any accrued interest are due. The loan agreement was amended April 19, 2000 and $2,000,000 was paid by Wells Fargo leaving an unpaid principal balance of $3,000,000 as of June 30, 2000. The loan bears interest at a fixed annual rate of 12.25%. The loan is collateralized by a deed of trust and assignment of certain space leases, contracts, rents, revenues, permits, licenses and contracts. The loan agreement is subject to the same covenants as those required by Wells Fargo Bank.


NOTE G - LEASE COMMITMENTS

     The Company leases the motel site and facilities from the Company's sole stockholder under a long-term non-cancelable agreement, which, based on a determination made at inception of the lease, is accounted for as an operating lease on the land and a capital lease on the building. Rent payments of $12,000 per month are divided equally between the land and building lease elements.

     The Company leases the facilities housing its casino operations and the adjacent parking lot from the sole stockholder with monthly payments of $50,994 through 2016. The Company also leases certain slot machines from the sole stockholder with monthly payments of $9,000 on a month-to-month basis. The Company leases certain gaming equipment under operating leases, which expire through September 2001. The Company has options to extend the leases for additional periods. The leases require monthly rental payments totaling $46,304.

     Total rent paid by the Company during the year ended June 30, 2000 and the six month periods ended December 31, 2000 and 1999 was $1,216,650, $643,633 and $610,018, respectively. Total rent accruing to the sole stockholder for the above leases was approximately $792,000, $396,000 and $396,000 for the year ended June 30, 2000 and the six month periods ending December 31, 2000 and 1999, respectively.

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE G - LEASE COMMITMENTS - Continued

     The following is a schedule, by years, of the future minimum lease payments under both the capital and operating leases, together with the present value of the net minimum lease payments as of June 30, 2000:

                                                  CAPITAL            OPERATING
                                                   LEASE               LEASES
                                                -----------         ------------
Years ending June 30:
         2001                                   $    72,000         $    893,604
         2002                                        72,000              701,928
         2003                                        72,000              701,928
         2004                                        72,000              701,928
         2005                                        72,000              701,928
         2006 and thereafter                        792,000           16,951,164
                                                -----------         ------------

        Total minimum lease payments              1,152,000         $ 20,652,480
                                                                    ============
        Less amount representing interest          (752,708)
                                                -----------
        Present value of net minimum lease
          payments                                  399,292
        Less current maturities                      (5,234)
                                                -----------

        Long-term capital lease obligation      $   394,058
                                                ===========

NOTE H - OTHER RELATED PARTY TRANSACTIONS

     The amount due from related parties at June 30, 2000 and December 31, 2000 of $515 and $416 respectively, is comprised of expenses paid by the Company for related parties.

     During the year ended June 30, 2000 and the six month periods ended December 31, 2000 and 1999, the Company paid $38,443, $7,000 and $20,200, respectively, in professional fees to a party related through common ownership. These fees were paid for consultation on potential new slot routes and potential slot machine purchases.

                             GOLD DUST MOTEL, INC.,
                               DBA GOLD DUST WEST

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  JUNE 30, 2000
            (DATA RELATED TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE I - RETIREMENT PLAN

     Effective January 1, 1998, the Company implemented a 401(k) plan for its employees. Employees become eligible for the plan after one year of service and 1,000 hours of work during a year. The Company matches 100% of the employee's contribution up to 10% of compensation. The amount the Company contributed to the 401(k) plan for the year ended June 30, 2000 and the six month periods ended December 31, 2000 and 1999 was $98,043, $64,953 and $44,258, respectively.


NOTE J - ASSET PURCHASE AGREEMENT

     The Company entered into an asset purchase agreement with Black Hawk Gaming & Development Company, Inc. (Black Hawk) whereby Black Hawk agreed to purchase substantially all of the Company's assets for approximately $26,500,000 in cash. On January 4, 2001, the asset purchase agreement with Black Hawk closed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             BLACK HAWK GAMING &
                                             DEVELOPMENT COMPANY, INC.



                                             By: /s/ Stephen R. Roark
                                                ---------------------------
                                                Stephen R. Roark, President

Date: March 19, 2001